Exhibit 10.1
SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement"), is made and entered into this 15th day of March 2009, to be effective as of the 15th day of February 2009 (the “Effective Date”) by and among TRESTLE HOLDINGS, INC., a Delaware corporation ("Trestle"); MOQIZONE HOLDINGS LIMITED, a Cayman Island corporation ("MoqiZone Cayman"); LAWRENCE CHEUNG (“Cheung”) and the other Persons who are shareholders of MoqiZone Cayman, all of whom have executed this Agreement on the signature page hereof (collectively referred to herein as the “MoqiZone Cayman Shareholders”); and MKM CAPITAL OPPORTUNITY FUND LTD., a corporation (“MKM” or the “Trestle Principal Stockholder”);  Trestle, the Trestle Principal Stockholder, MoqiZone Cayman, the MoqiZone Cayman Shareholders are hereinafter sometimes collectively referred to as the “Parties.”

RECITALS:

A.           Trestle desires to acquire all of the issued and outstanding capital stock of MoqiZone Cayman, through an exchange (the “Share Exchange”) of Trestle voting Series B convertible preferred stock, $0.001 par value and $1,000 liquidation or stated value per share (the “Series B Preferred Stock”) for 100% of the outstanding share capital of MoqiZone Cayman (the “MoqiZone Cayman Shares”).

B.           MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MOBIZONE HOLDINGS LIMITED, a Hong Kong corporation (“MobiZone Hong Kong”) and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of SHANGHAI MOQIZONE INFORMATION TECHNOLOGY COMPANY LIMITED (“MoqiZone” and together with MoqiZone Cayman and MobiZone Hong Kong, the “MoqiZone Corporations”).

C.           It is the intention of the parties hereto that the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where the MoqiZone Cayman Shareholders reside.

D.           The board of directors of each of Trestle and MoqiZone Cayman and the MoqiZone Cayman Shareholders each deem it to be in the best interests of Trestle and MoqiZone Cayman and their respective shareholders to consummate the Share Exchange, as a result of which Trestle shall acquire all of the issued and outstanding MoqiZone Cayman Shares and the MoqiZone Cayman Shareholders shall be issued the “Exchange Shares” (as hereinafter defined), to represent, upon automatic conversion thereof into common stock $0.001 par value per share of Trestle (the “Common Stock”) approximately 95% of the “Trestle Fully-Diluted Common Stock” (as hereinafter defined).

E.           Pursuant to an offering memorandum, dated as of February 21, 2009, as amended from time to time (the “Memorandum”), MobiZone Hong Kong and Trestle intend to offer and sell (the “Offering”) to accredited investors (as defined in Regulation D promulgated under the Securities Act of 1933, as amended) units of securities consisting of (a) a minimum of $4,000,000 and a maximum of $8,000,000 of 8% exchangeable notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”) and (b) warrants to purchase a minimum of 2,222,222 and a maximum of 4,444,444 Class A warrants and Class B warrants of Trestle (the “Warrants”).

F.           It is contemplated that the rights and obligations of Trestle and the MoqiZone Corporations in connection with the Offering shall be set forth pursuant to the terms of a securities purchase agreement, dated as of February 15, 2009 (the “Securities Purchase Agreement”), among the MoqiZone Corporations, Trestle, certain other Persons and the various purchasers of such units of securities (the “Investors”)

G.           Prior to the “Closing Date” of the Share Exchange and upon consummation of the “Initial Closing” on the “Initial Closing Date” under the Securities Purchase Agreement, as a result of such private placement, MobiZone Hong Kong shall have received subscriptions from the Investors of not less than four million dollars ($4,000,000) of gross proceeds; of which $3,997,778 shall represent consideration for the $4,000,000 principal amount of Notes, and $2,222 shall represent consideration for the Warrants (as those securities are defined in the Securities Purchase Agreement).

H.           Immediately following the Closing Date of the Share Exchange (a) the MoqiZone Cayman Shareholders shall own shares of Series B Preferred Stock that, upon consummation of the “Trestle Reverse Split” shall automatically convert into 10,743,000 shares of Trestle Common Stock, or such other number of shares of Trestle Common Stock as shall represent approximately Ninety-Five Percent (95%) of the Trestle Fully-Diluted Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

DEFINITIONS

Unless otherwise defined in this Agreement, all capitalized terms shall have the same meaning as is defined in the Securities Purchase Agreement.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Share Exchange and/or the Parties.

 “Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Share Exchange shall be consummated.

 “Dollar” and “$” means lawful money of the United States of America.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” shall mean the 10,743 shares of Series B Preferred Stock to be issued by Trestle to the MoqiZone Cayman Shareholders on the Closing Date, or such other number of shares of Series B Preferred Stock that shall, upon consummation of the Trestle Reverse Split, automatically convert into that number of shares of Trestle Common Stock as shall represent not less than Ninety-Five Percent (95%) of the Trestle Fully-Diluted Common Stock, as contemplated by this Agreement; provided, however, that the term “Exchange Shares” shall not mean or include any shares of Trestle Common Stock that may be issued on or following the Closing Date upon exercise of any Performance

Warrants.

 “GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Information Statement” shall mean the Information Statement on Form 14C to be filed by Trestle with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, in order to effectuate Trestle stockholder consent and approval to: (a) authorize for issuance 100,000,000 shares of Trestle Common Stock, $0.001 par value per share, and 10,000,000 shares of Trestle Preferred Stock, $0.001 par value per share, containing such rights, privileges and designations as the board of directors of Trestle may from time to time determine; and (b) effect the one-for-203.55 Trestle Reverse Split and (c) change the corporate name of Trestle to Moqizone Holding Corporation.

“Initial Closing” shall mean completion of the sale of not less than 400 Units consisting of $4,000,000 of Notes and Warrants to purchase a total of 2,222,222 shares of Trestle Common Stock, all as contemplated by the Memorandum and the Securities Purchase Agreement.

 “Knowledge” means the knowledge after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole.

“Management Shareholders” shall mean those individuals designated under the heading MOQIZONE CORPORATIONS MANAGEMENT SHAREHOLDERS on the signature page of this Agreement, all of whom are MoqiZone Cayman Shareholders and members of the executive management of the MoqiZone Corporations.

“MoqiZone Cayman Common Stock” means 100% of the issued and outstanding share capital of MoqiZone Cayman authorized pursuant to its Articles and Memorandum of Organization, as amended, through the Closing Date.

 “MoqiZone Corporation” and MoqiZone Corporations” shall mean the individual and collective reference to MoqiZone Cayman, Mobizone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”), Shanghai Moqizone Information Technology Company Limited, a corporation organized under the laws of the People’s Republic of China (“MoqiZone”), and Shenzhen Mellow Technology Limited, a corporation organized under the laws of the People’s Republic of China (“Mellow”).

“MoqiZone Exchange Agreement” shall mean the share exchange agreement, dated as of February 15, 2009, among the shareholders of MobiZone Hong Kong and MoqiZone Cayman, pursuant to which all the MobiZone Hong Kong shareholders agreed to transfer 100% of the share capital of MobiZone Hong Kong to MoqiZone Cayman in exchange for 100% of the share capital of MoqiZone

Cayman.

“Series A Preferred Stock” shall mean the shares of Series A voting convertible preferred stock of Trestle, containing such rights, privileges and designations as are provided in the Series A Preferred Stock Certificate of Designations, that will be issued to Investors upon the cancellation and exchange of the Notes for shares of such Series A Preferred Stock, all as contemplated by the Memorandum and the Securities Purchase Agreement.

“Series B Preferred Stock” shall mean the shares of Series B voting convertible preferred stock of Trestle, containing such rights, privileges and designations as are provided in the Series A Preferred Stock Certificate of Designations, that will be issued to the MoqiZone Cayman Shareholders on the Closing Date, and automatically convertible into shares of Trestle Common Stock upon consummation of the Trestle Reverse Split, all as provided in the Memorandum and the Securities Purchase Agreement.

 “Trestle Common Stock” shall mean the shares of common stock of Trestle, $0.001 par value per share.

 “Trestle Fully-Diluted Common Stock” means, as at the time in question, the maximum number of shares of Trestle Common Stock that are issued and outstanding and issuable as at the Closing Date, after giving effect to:

(a)          the issuance of all shares of Trestle Common Stock that are issuable upon the automatic conversion of all shares of Series B Preferred Stock into shares of Trestle Common Stock; and

(b)          other than a deminimus number (less than 5,000) shares of Trestle Common Stock issuable upon “out-of-the money” options and warrants, any other shares of Trestle Common Stock that are issuable upon conversion into Common Stock of any notes, debentures, or upon exercise of any warrants, options or other rights to purchase shares of such Common Stock;

 provided, however, that, as used in this Agreement, the term “Trestle Fully-Diluted Common Stock” shall not mean or include any shares of Trestle Common Stock issued or issuable (i) upon the exercise of shares of Series A Preferred Stock or upon exercise of any of the Warrants issued to such Investors or other Persons in connection with the Offering, as contemplated by the Memorandum and the Securities Purchase Agreement. (ii) in connection with any one or more financings subsequent to the Offering, (iii) in connection with any purchase of the assets, securities or the businesses of any other persons or for any other valid business purpose approved by the Board of Directors, or (iv) in connection with any stock options or other incentive equity securities issued to any employees, board members or consultants of Trestle in consideration of services to be rendered subsequent to the Closing Date of the Share Exchange.

 “Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Warrants” shall mean the collective reference to the Trestle Class A Warrants and Class B Warrants, as described in the Securities Purchase Agreement and the Exhibits thereto.

THE SHARE EXCHANGE

SECTION 1.                                 THE SHARE EXCHANGE; OFFICERS AND DIRECTORS

1.1           The Share Exchange.

(a)           On the Closing Date and subject to and upon the terms and conditions of this Agreement, the MoqiZone Cayman Shareholders shall sell, assign, transfer and exchange (collectively, “Transfer”) to Trestle all of their issued and outstanding share capital of MoqiZone Cayman, and all rights to receive share capital of MoqiZone Cayman (collectively, the “MoqiZone Cayman Shares”).

(b)           On the Closing Date, and in exchange for the Transfer to it of the MoqiZone Cayman Shares, Trestle shall issue to the MoqiZone Cayman Shareholders the Exchange Shares:

1.2           Exemption from Registration.  The Parties intend that (i) the Exchange Shares to be issued by Trestle to the MoqiZone Cayman Shareholders shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act to MoqiZone Cayman Shareholders and the rules and regulations promulgated thereunder.

1.3           Closing.

The closing of the Share Exchange (the “Closing”) will take place simultaneous with the Initial Closing in connection with the Offering, at the offices of Hodgson Russ LLP, counsel to MoqiZone Cayman, at its office in New York, New York, or at such other date as Trestle and the MoqiZone Cayman Shareholders shall agree (the “Closing Date”), but in no event shall the Closing Date occur later than June 16, 2009, unless such date shall be extended by mutual agreement of Trestle and the MoqiZone Cayman Shareholders.

1.4           Board of Directors of Trestle.   On the Closing Date of the Share Exchange, the initial board of directors of Trestle, MoqiZone Cayman and the other MoqiZone Corporations subsidiaries of Trestle subsequent to the Share Exchange shall be as set forth in Section 5.9 of this Agreement.  Such initial members of the board of directors shall serve until the earlier of their death, resignation or removal or until the next annual meeting of the stockholders of Trestle, when their respective successors are duly elected and qualified. The executive officers of Trestle subsequent to the Share Exchange shall be the Management Shareholders.

1.5    Restrictions On Resale

The Exchange Shares and the shares of Trestle Common Stock issuable to the MoqiZone Cayman Shareholders under the Series B Preferred Stock will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Trestle receives an opinion of counsel for the stockholder, reasonably satisfactory to counsel for Trestle, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Exchange Shares shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR TRESTLE HOLDINGS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR TRESTLE HOLDINGS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

“PURSUANT TO A SHARE EXCHANGE AGREEMENT DATED AS OF FEBRUARY 15, 2009, BY AND AMONG TRESTLE HOLDINGS, INC. AND THE SHAREHOLDERS OF MOQIZONE HOLDINGS CO., LTD., A CAYMAN ISLANDS CORPORATION, THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN A LOCK-UP AGREEMENT BY AND BETWEEN THE HOLDER HEREOF AND TRESTLE.

1.6    Exchange of Certificates
(a)           On the Closing Date the MoqiZone Cayman Shareholders shall be required to surrender all their MoqiZone Cayman Shares to Trestle, and the MoqiZone Cayman Shareholders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Exchange Shares into which the MoqiZone Cayman Shares theretofore surrendered shall have been exchanged pursuant to this Agreement.  On the Closing Date, each outstanding certificate which, prior to the Closing Date, represented MoqiZone Cayman Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Exchange Shares for which such MoqiZone Cayman Shares have been so exchanged.  However, no dividend or other consideration payable to holders of Exchange Shares of record as of any date subsequent to the Closing Date shall be paid to the owner of any certificate which, prior to the Closing Date, represented MoqiZone Cayman Shares, until such certificate or certificates representing all the relevant MoqiZone Cayman Shares, together with a stock transfer form, are surrendered as provided in this Article I.

(b)           All Exchange Shares for which the MoqiZone Cayman Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the MoqiZone Cayman Shares.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF MOQIZONE CAYMAN, MANAGEMENT SHAREHOLDERS AND MOQIZONE CAYMAN STOCKHOLDERS.

MoqiZone Cayman and the Management Shareholders hereby jointly and severally make the following representations and warranties to Trestle, and the MoqiZone Cayman Shareholders who are not Management Shareholders severally (not jointly and severally) represent and warrant as to the matters set forth in Section  2.1 and Section 2.2 below::

2.1           Organization and Good Standing: Ownership of Shares.  MoqiZone Cayman is a corporation duly organized and validly existing under the laws of the Cayman Islands.  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Hong Kong, MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of each of MoqiZone and Mellow.  Each of the MoqiZone Corporations is duly organized and validly existing under the laws of their respective jurisdictions of organization.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating MoqiZone Cayman or any other MoqiZone Corporations to issue, sell or transfer any stock or other securities of the MoqiZone Corporations.  Except for MobiZone Hong Kong, MoqiZone and Mellow, MoqiZone Cayman has no other subsidiaries.

2.2           Authority.  Each of the MoqiZone Cayman Shareholders individually has the power and authority, and MoqiZone Cayman has the corporate power to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of MoqiZone Cayman and his hereby authorized by the MoqiZone Cayman Shareholders.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which any of the MoqiZone Corporations is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to such MoqiZone Corporations or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation, Memoranda of Organization or by-laws of any of the MoqiZone Corporations.

2.3           Ownership of MoqiZone Cayman Shares.

(a)           The MoqiZone Cayman Shareholders set forth on Schedule 2.3 are the owners of record and beneficially of 100% of the issued and outstanding share capital of MoqiZone Cayman.  Such MoqiZone Cayman Shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b)           As at the date hereof and on the Closing Date, the MoqiZone Cayman Shareholders shall own of record an aggregate of 10,743,000 MoqiZone Cayman Shares.

2.4           Financial Statements, Books and Records.

(a)           MobiZone Cayman is a corporation formed in 2009 for the purpose of acquiring 100% of the share capital of MobiZone Hong Kong and its subsidiaries.  Schedule 2.4 consists of the unaudited consolidated financial statements (balance sheet, income statement, notes) of the MobiZone Hong Kong, MoqiZone and Mellow as of December 31, 2007 and December 31, 2008 and for the two (2) fiscal years then ended (the "Financial Statements").  The Financial Statements fairly represent the financial position of such MoqiZone Corporations as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods except as otherwise stated therein.  The books of account and other financial records of the MoqiZone Corporations are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           The Financial Statements are capable of being audited in accordance with generally accepted accounting principles and Regulation S-X, as promulgated under the Securities Act of 1933, as amended.

(c)           The MoqiZone Corporations have engaged the services independent auditors that are qualified by the Public Company Accounting Oversight Board, to audit the Financial Statements.  MoqiZone Cayman and the other MoqiZone Corporations shall use its best efforts to cooperate with such auditors to enable them to complete their audits of such financial statements and issue their audit report thereon as soon as practicable following the date of this Agreement, but in no event later than March 31, 2009  (the “Outside Audit Date”).

2.5           Access to Records.  The corporate financial records, minute books and other documents and records of MoqiZone Cayman have been made available to Trestle prior to the Closing hereof.

2.6           No Material Adverse Changes.  Except as otherwise described on Schedule 2.6 hereto, since December 31, 2008 there has not been:

(a)
any material adverse change in the financial position of the MoqiZone Corporations except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the MoqiZone Corporations;

(b)
any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the MoqiZone Corporations whether or not covered by insurance;

(c)	any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the MoqiZone Corporations capital stock;

(d)
any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the MoqiZone Corporations of any properties or assets, other than as set forth in Section 2.13 below; or

(e)	adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

2.7   Taxes.  As of December 31, 2008, the MoqiZone Corporations have filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which had become due as of December 31, 2008, and there are no deficiency notices outstanding.

2.8   Compliance with Laws.  Except as set forth on Schedule 2.8, each of the MoqiZone Corporations has complied with all governmental and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the businesses of the MoqiZone Corporations.

2.9           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)      violate any provision of the Articles of Incorporation, Articles or Memoranda of Association or Organization or By-Laws of any of the MoqiZone Corporations;

(b)      violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which any of the MoqiZone Corporations is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)      violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, any of the MoqiZone Corporations or upon the properties or business of any of the MoqiZone Corporations; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of any of the MoqiZone Corporations.

2.10           Actions and Proceedings.  The MoqiZone Corporations are not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the MoqiZone Corporations Financial Statements, and to its best knowledge, no material litigation, claims, assessments or Non-governmental proceedings are threatened against any of the MoqiZone Corporations except as set forth on Schedule 2.10 attached hereto and made a part hereof.

2.11           Agreements.  Schedule 2.11 sets forth any material contract or arrangement to which the MoqiZone Corporations is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

2.12           Brokers or Finders.  No cash broker's or finder's fee will be payable by the MoqiZone Corporations in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the MoqiZone Corporations or any of the MoqiZone Cayman Shareholders.

2.13           Real Estate.  Except as set forth on Schedule 2.13, the MoqiZone Corporations owns no real property nor is a party to any leasehold agreement.

2.14           Licenses and Authorizations.  The MoqiZone Corporations or their affiliates and associates possess all authorizations and licenses (including the PLA Authorization) necessary to conduct their business in the People’s Republic of China, all as described in the Memorandum and the Securities Purchase Agreement.

2.15           Accuracy of Disclosures.  MoqiZone Cayman does hereby represent and warrant, and each of the MoqiZone Cayman Shareholders does hereby severally represent and warrant to the best of their knowledge and belief, that all of the disclosures set forth in the Memorandum and in the Securities Purchase Agreement concerning the MoqiZone Corporations is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state any fact necessary to make any statement contained therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the MoqiZone Corporations.  Each of the MoqiZone Cayman Shareholders has carefully reviewed the statements, disclosures and representations made in both the Memorandum and in the Securities Purchase Agreement.

2.16           Operations of the MoqiZone Corporations.  Except as disclosed on Schedule 2.16, from December 31, 2007 through the Closing Date, none of the MoqiZone Corporations has and will not have:

(a)           incurred any indebtedness or borrowed money, except for the Notes referred to in the Securities Purchase Agreement;

(b)           declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(c)           made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(d)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(e)           disposed of any assets except in the ordinary course of business;

(f)           materially increased the annual level of compensation of any executive employee;

(g)           increased, terminated, amended or otherwise modified any plan for the benefit of employees;

(h)           issued any equity securities or rights to acquire such equity securities; or

(i)           except in the ordinary course of business, entered into or modified any material contract, agreement or transaction.

2.17           Representations in Securities Purchase Agreement.   All representations and warranties of the Corporate Parties (other than Trestle) contained in the Securities Purchase Agreement are also deemed additional representations and warranties of MoqiZone Cayman Management Shareholders and MoqiZone Cayman Stockholders in this Agreement, and Trestle may rely upon such additional representations and warranties as though they were fully set forth herein at length.

2.18           Full Disclosure.  No representation or warranty by the MoqiZone Cayman Shareholders or MoqiZone Cayman in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Moqizone Cayman pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of the MoqiZone Corporations.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF TRESTLE

Trestle hereby represents and warrants to MoqiZone Cayman and the MoqiZone Cayman Shareholders, as follows:

3.1           Organization and Good Standing.  Trestle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Trestle has the corporate power to own its own property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

3.2           Corporate Authority.  Trestle has the corporate power to enter into this Agreement and to perform their respective obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Trestle as required by Delaware law.  The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Trestle is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Trestle or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of Trestle.

3.3           Trestle Capitalization; Authorization of Series B Preferred Stock Certificate of Designations.

(a)           As of the date of this Agreement, Trestle is authorized to issue 1,500,000,000 shares of Trestle Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, issuable with such rights, privileges and designations as the board of directors of Trestle may, from time to time designate (the “Preferred Stock”).  An aggregate of 143,257,214 shares of Trestle Common Stock are issued and outstanding, and an aggregate of 816,014 additional shares of Trestle Common Stock are reserved for issuance pursuant to outstanding options or warrants.   The Trestle Principal Stockholder is the record and beneficial owner of 114,605,171 shares of Trestle Common Stock, or 80% of the issued and outstanding Trestle Common Stock.  Upon consummation of the Trestle Reverse Split, as contemplated by the Securities Purchase Agreement and this Agreement, there will be an aggregate of 703,794 shares of Trestle Common Stock issued and outstanding and options and warrants (all of which are “out-of-the money”) to purchase an additional 4,009 shares of Trestle Common Stock.

(b)           The Series B Preferred Stock Certificate of Designations (Exhibit E to the Securities Purchase Agreement) is annexed to this Agreement as Exhibit A and made a part hereof.  Such Series B Preferred Stock Certificate of Designations authorizing for issuance the Exchange Shares has been duly authorized by the board of directors of Trestle and no other consent, authorization or approval is required to file such Series B Preferred Stock Certificate of Designations with the Secretary of State of the State of

Delaware or issue the Exchange Shares.

(c)           On or immediately prior to the Closing Date, Trestle shall file the Series B Preferred Stock Certificate of Designations with the Secretary of State of the State of Delaware and issue the Exchange Shares.

3.4           Trestle Financial Statements; Assets and Liabilities.

(a)           The Form 10KSB/A of Trestle for the fiscal year ended December 31, 2007 includes the audited balance sheet, statement of operations and statement of cash flows of Trestle as at December 31, 2007 and for the fiscal year then ended (the “Trestle 2007 Audited Financial Statements”).  The Form 10QSB of Trestle for the quarter ended September 30, 2008, includes the unaudited balance sheet, statement of operations and statement of cash flows of Trestle as at September 30, 2008 and for the nine months then ended (the “Trestle 2008 Financial Statements”).  Except as set forth on the Trestle Balance Sheet as at September 30, 2008 or otherwise disclosed on Schedule 3.4, as at September 30, 2008 and for all periods subsequent thereto, Trestle has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise required to be set forth on a balance sheet prepared in accordance with GAAP.  The books of account and other financial records of Trestle are in all respects complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

(b)           Trestle has no operating assets or liabilities, and since October 1, 2006 has not conducted any trade or business activities whatsoever, other than as set forth on Schedule 3.4 annexed hereto.

3.5           No Material Adverse Changes.      Since September 30, 2008:

(a)           except for indebtedness of approximately $___________ that will be outstanding as at the Closing Date, there has not been any liabilities or other indebtedness incurred by Trestle;

(b)           there has not been any material adverse changes in the financial position of Trestle except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Trestle, and will be consistent with the representations made by Trestle hereunder.

(c)           there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Trestle whether or not covered by insurance;

(d)           there has not been any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Trestle capital stock;

(e)           there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Trestle of any properties or assets; or

(f)           there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

(g)           there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(h)           there has not been any increase in the annual level of compensation of any executive employee of Trestle;

(i)           except in the ordinary course of business, Trestle has not entered into or modified any contract, agreement or transaction; and

(j)           Trestle has not issued any equity securities or rights to acquire equity securities.

3.6           Taxes.  Trestle has timely filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date, and there are no deficiencies outstanding.

3.7           Compliance with Laws.  Trestle has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Trestle or the trading market for the Trestle Shares and specifically, and Trestle has complied with provisions for registration under the Securities Act of 1933 and all applicable blue sky laws in connection with its public stock offering and there are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto.

3.8           Actions and Proceedings.  Trestle is not a party to any material pending litigation or, to its knowledge, any governmental proceedings are threatened against Trestle.

3.9           Periodic Reports.  Trestle is current in the filing of all forms or reports with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All such reports and statements filed by Trestle with the SEC since January 1, 2007 (collectively, “SEC Reports”) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

3.10           Disclosure.  Trestle has (and at the Closing it will have) disclosed in writing to MoqiZone Cayman all events, conditions and facts materially affecting the business, financial conditions or results of operation of Trestle all of which have been set forth herein.  Trestle has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

3.11           Access to Records.  The corporate financial records, minute books, and other documents and records of Trestle have been made available to MoqiZone Cayman prior to the Closing hereof.

3.12           No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of Trestle;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which

Trestle is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Trestle or upon the securities, properties or business to Trestle; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.14           Brokers or Finders.  No cash broker's or finder's fee will be payable by Trestle in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Trestle.

3.15           Authority to Execute and Perform Agreements.  Trestle has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of Trestle enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Trestle of this Agreement, in accordance with its respective terms and conditions will not:

(a)           require the approval or consent of any governmental or regulatory body or the approval or consent of any other person;

(b)           conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to Trestle, or any instrument, contract or other agreement to which Trestle is a party or by or to which Trestle is bound or subject; or

(c)           result in the creation of any lien or other encumbrance on the assets or properties of Trestle.

3.16           Full Disclosure.  No representation or warranty by Trestle in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Trestle pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Trestle.

SECTION 4.  CONDITIONS PRECEDENT

4.1           Conditions Precedent to the Obligations of MoqiZone Cayman and the MoqiZone Cayman Shareholders.   All obligations of MoqiZone Cayman and the MoqiZone Cayman Shareholders under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions; any one of which may be waived at Closing by [Lawrence Cheung] as the representative of the MoqiZone Cayman Shareholders (the “MoqiZone Cayman Shareholders’ Representative):

(a)           The representations and warranties by or on behalf of Trestle contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

(b)           Trestle shall have performed and complied in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing, including, without limitation, all of the covenants and agreements of Trestle set forth in Section 5.6 of this Agreement..

(c)           On the Closing Date, an executive officer of Trestle shall have delivered to MoqiZone Cayman a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Trestle set forth in this Agreement are true and correct in all material respects.

(d)           On or before the Closing, Trestle shall file with the Secretary of State of the State of Delaware the Trestle Series B Preferred Stock Certificate of Designations.

(e)           On the Closing Date, the Trestle Principal Stockholder shall exchange $100,000 of the principal amount of a note in the aggregate amount of $145,000 owed by Trestle to such Trestle Principal Stockholder (the “Trestle Note”) for an equal value $100,000 of Notes and Warrants being sold under the Securities Purchase Agreement.  The balance of the Trestle Note shall be paid to the Trestle Principal Stockholder on the Closing Date.

(f)           On or before the Closing Date, the Trestle Principal Stockholder shall have entered into the voting agreement with the MoqiZone Cayman Shareholders contemplated by Section 5.13 of this Agreement.

(g)           The proceeds from the Minimum Offering, representing an aggregate of not less than $4,000,000 of gross proceeds from the sale of the MobiZone Hong Kong Notes and the Trestle Warrants shall have been received in escrow, the Share Exchange contemplated hereby shall be consummated, and immediately following consummation of such Share Exchange, the Initial Closing under the Securities Purchase Agreement shall have occurred and the net proceeds from such Minimum Offering shall be distributed to the MoqiZone Corporations, all in such manner as the MoqiZone Cayman Shareholders Representative shall designate.

(h)           At the Closing, the MoqiZone Cayman Shareholders shall have received an opinion of Sichenzia Ross LLP dated as of the Closing to the effect that:

(i)           Trestle is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)           This Agreement has been duly authorized, executed and delivered by Trestle and is a valid and binding obligation of Trestle enforceable in accordance with its terms;

(iii)           Trestle, through its Board of Directors, has taken all corporate action under Delaware law that is necessary for the performance by Trestle of its obligations under this Agreement;

(iv)           The Exchange Shares to be issued pursuant to Section 1.1 hereof have been duly and validly issued, fully paid and non-assessable;

(v)           Trestle has the corporate power to execute, deliver the Exchange Shares and perform under this Agreement;

(vi)           The authorized capitalization of Trestle as at the Closing Date of the Share Exchange; and

(vii)           The Exchange Shares were issued in a non-public offering and exempt private placement transaction in compliance with all federal and state securities laws, bearing a restrictive legend, as is more fully set forth herein.

(i)           Trestle shall have issued the MoqiZone Cayman Shareholders (in such proportions as among them as are set forth on Schedule A to this Agreement), stock certificates evidencing all 10,743 shares of Trestle Series B Preferred Stock comprising the Exchange Shares.

(j)           Trestle shall have delivered to those of the MoqiZone Cayman Shareholders who shall, as provided herein, become members of the board of directors and executive officers of Trestle on and following the Closing Date, the Performance Warrants described in Section 5.8 hereof.

(k)           Trestle shall have delivered to the MoqiZone Cayman Shareholders the amended and restated Trestle Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware following consummation of the Trestle Reverse Split, all in form and content satisfactory to the MoqiZone Cayman Shareholders and their legal counsel.

(l)           Trestle and its legal counsel shall have approved the Information Statement prepared by the MoqiZone Corporations and their legal counsel.

(m)           At the Closing, all of the executive officers and all of the members of the Trestle Board of Directors shall tender their written resignations and the individuals who are designated as the members of the management of Trestle and its subsidiaries in the Memorandum shall become the executive officers and directors of Trestle.

(n)           At the Closing, all instruments and documents delivered to MoqiZone Cayman and the Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for MoqiZone Cayman.

4.2           Conditions Precedent to the Obligations of Trestle.  All obligations of Trestle under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (any one of which may be waived at Closing by Trestle):

(a)           The representations and warranties by MoqiZone Cayman and the MoqiZone Cayman Shareholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time;

(b)           MoqiZone Cayman and the MoqiZone Cayman Shareholders shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)           On or before the Closing Date, MoqiZone Cayman and the MoqiZone Cayman Shareholders shall have caused to have been delivered to Trestle the balance sheets of the MoqiZone Corporations as at December 31, 2007 and December 31, 2008 and the related statement of operations and statements of cash flows of the MoqiZone Corporations for each of the two (2) fiscal years ended December 31, 2008, together with the notes thereto, as audited by an independent auditor qualified under the Public Company Accounting Oversight Board that are acceptable to Trestle (the “Required Financial Statements”) which Required Financial Statements shall have been audited in accordance with Regulation S-X, as promulgated under the Securities and Exchange Act of 1934, as amended.

(d)           On the Closing Date, the MoqiZone Cayman Principal Executive Officer shall have delivered to Trestle a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of MoqiZone Cayman set forth in this Agreement are true and correct in all material respects.

(e)           All MoqiZone Cayman Shareholders receiving Exchange Shares shall deliver to Trestle a letter commonly known as an "Investment Letter," or investment representations acknowledging that the Exchange Shares are being acquired for investment purposes.

(f)           All MoqiZone Cayman Shareholders shall deliver to Trestle a “lockup agreement” in form and content set forth on Exhibit B to this Agreement (the “Lock-Up Agreement”).

(g)           Certain of the MoqiZone Cayman Shareholders who are members of the Board of Directors and executive officers of Trestle following the Closing Date shall deliver to Leser Hunter Taubman and Taubman, Esq. (the “Escrow Agent”), stock certificates evidencing an aggregate of 900 shares of Series B Preferred Stock, convertible into 900,000 shares of Common Stock (the “Make-Good Shares”), which Make-Good Shares shall be held pursuant to the terms of Section 5.7 of this Agreement.

(h)           Trestle shall have received legal or other assurances reasonably satisfactory to it that the key executive employees of the MoqiZone Corporations shall have elected to continue their employment with MoqiZone Cayman and Trestle subsequent to the Closing Date of the Share Exchange.

(i)           $45,000 of the Trestle Note shall be repaid on the Closing Date.

(j)           At the Closing, all instruments and documents delivered to Trestle and the Trestle Principal Stockholder pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for Trestle and the Trestle Principal Stockholder.

SECTION 5.  COVENANTS AND AGREEMENTS OF THE PARTIES

5.1           Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

5.2           Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.3           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, Trestle, the MoqiZone Cayman Shareholders and the MoqiZone Cayman Principal Executive Officer agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)	at the time of the disclosure was public knowledge;

(ii)	is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)	after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)	the receiving party had within its possession at the time of disclosure; or

(v)           is ordered disclosed by a Court of proper jurisdiction.

5.4           Stock Certificates.  At the Closing, the MoqiZone Cayman Shareholders shall have delivered the certificates representing the MoqiZone Cayman Shares duly endorsed (or with executed stock powers) so as to make Trestle the sole owner thereof.  At such Closing, Trestle shall issue to the MoqiZone Cayman Shareholders the Exchange Shares.

5.5           Investment Letters and Lock-Up Agreements.  The MoqiZone Cayman Shareholders receiving Exchange Shares shall have delivered to Trestle (a) an "Investment Letter" agreeing that the shares are being acquired for investment purposes only and not with the view to public resale or distribution, and (b) the Lock-Up Agreement.

5.6 Trestle Information Statement; Trestle Certificate of Incorporation; Exchange of Notes; and Pro-Forma Capitalization.

(a)           Promptly following the earlier of completion of the $8,000,000 Maximum Offering (subject to increase of such Maximum Offering to $10,000,00) or expiration of the Offering Period, Trestle will file the Information Statement, in preliminary form under the Securities Exchange Act of

1934, as amended.  Trestle will promptly respond to any and all comments from the SEC.  Within three (3) business days following notification from the SEC that there are no further comments to the Information Statement, Trestle will mail the definitive Information Statement to all stockholders of record of Trestle.

(b)           Within three (3) business days following the expiration of the requisite 20 day period after mailing of such Information Statement to the Trestle stockholders, Trestle will file with the Secretary of State of the State of Delaware the Trestle Certificate of Incorporation which shall, among other things:

(i)           authorize for issuance 100,000,000 shares of Trestle Common Stock, $0.001 par value per share, and 10,000,000 shares of Trestle preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as the board of directors of Trestle may, from time to time designate,

(ii)           effect a one-for-203.55 reverse stock split to reduce the 143,257,214 outstanding shares of Trestle Common Stock to approximately 703,794 shares of Trestle Common Stock (the “Trestle Reverse Split”);

(iii)           provide for indemnification of the executive officers and directors of Trestle and the MoqiZone Corporations, to the fullest extent permitted by Delaware corporate law; and

(iv)           change the corporate name of Trestle to MoqiZone Holding Corporation.

(c)           Upon consummation of the Trestle Reverse Split and the filing of the Trestle Certificate of Incorporation as aforesaid, all of the Exchange Shares shall, pursuant to the Series B Preferred Stock Certificate of Designations automatically convert into 10,743,000 shares of Trestle Common Stock, or such other number of shares of Trestle Common Stock as shall represent 95% of the Trestle Fully-Diluted Common Stock.

(d)           Not later than one (i) business day following the conversion of the Series B Preferred Stock into Trestle Common Stock, as contemplated by Section 5.6(c) above, Trestle shall file with the Secretary of State of the State of Delaware the Trestle Series A Preferred Stock Certificate of Designations (Exhibit D to the Securities Purchase Agreement).   Not later than ten (10) days following the aforesaid filing of the Trestle Series A Preferred Stock Certificate of Designations, all of the issued and outstanding MobiZone Hong Kong Notes will automatically by their terms be deemed cancelled, all interest accrued thereon (at the rate of 8% per annum) from the date of issuance to the date of cancellation will be paid in cash to the holders of the MobiZone Hong Kong Notes, and each $1,000 principal amount of cancelled MobiZone Hong Kong Note will be exchanged for one share of Series A Preferred Stock.  The Series A Preferred Stock shall have the rights, privileges and designations set forth in the Series A Preferred Stock Certificate of Designations.  It is contemplated that if all 800 Units of securities offered pursuant to the Memorandum are sold by the expiration of the Offering Period, a total of 8,000 shares of Series A Preferred Stock shall be issued which shall initially be convertible into an aggregate of 4,444,444 shares of Trestle Common Stock, subject to anti-dilution and other adjustments provided for the in the Securities Purchase Agreement and the Series A Preferred Stock Certificate of Designations (the “Series A Conversion Shares”).

(e)           As a result of the consummation of all of the transactions consummated at and following the Closing Date, as contemplated by this Section 5.6, (assuming all $8,000,000 of Units are sold in the

Offering prior and following the Closing Date), the approximate maximum aggregate number of shares of issued and outstanding Trestle Common Stock after giving effect to such transactions and on a fully-diluted basis, shall be owned or held by the following stockholder groups:

Stockholder Group                                                                           Percentage                                      No. of Fully-Diluted
             Trestle Common Shares
MoqiZone Cayman Shareholders                                                      48.6%                                             10,743,000 shares
Other Trestle stockholders, including the public                              2.7%                                                   703,794 shares
Holders of $8,000,000 of Notes                                                           17.4%                                               4,444,444 shares
Holders of Trestle Class A and Class B Warrants                           17.4%                                               4,444,444 shares
TriPoint Global Equities LLC Placement
Agent Warrants                                                                                    3.4%                                                  888,888  shares
Performance Warrants to Management
Shareholders                                                                                     3.5%                                                   900,000 shares
Total:                                                                                     100.0%                                              22,124,570 shares

5.8           Escrow of Make-Good Shares.

(a)           On the Closing Date, all of the Management Shareholders will deposit in escrow with Leser Hunter Taubman & Taubman (the “Escrow Agent”) an aggregate of (a) 900 shares of the Series B Preferred Stock and (b) upon the automatic conversion of such Series B Preferred Stock, the 900,000 shares of Trestle Common Stock into which such share of Series B Preferred Stock shall convert (the “Make-Good Shares”).  The Make-Good Shares will be delivered by the Management Stockholders pro-rata, based upon the amount by which the number of Exchange Shares issued to each Management Shareholder bears to the aggregate number of Exchange Shares issued to all Management Shareholders, as set forth on Schedule A to this Agreement.

(b)           If MobiZone Hong Kong shall have received from the Investors in the Offering the sum of at least six million dollars ($6,000,000) then all of the Make-Good Shares will be redelivered to the Management Shareholders only in the event that the MoqiZone Corporations achieve at least $19,171,000 in reported revenues (the “Target Revenue”) over the twelve consecutive months commencing April 1, 2009 and ending March 31, 2010 (the “Measuring Period”).  In the event that less than the Target Revenue is realized during the twelve month Measuring Period, a pro-rata portion of the Make-Good Shares shall be distributed by the Escrow Agent to the holders of the Notes or Series A Preferred Stock sold in the Offering, at the rate of and based upon 0.2347 Make-Good Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Target Revenue.

(c)           If MobiZone Hong Kong shall have received from the Investors in the Offering the sum of less than six million dollars ($6,000,000), then all of the Make-Good Shares will be redelivered to the Management Shareholders only in the event that the MoqiZone Corporations achieve at least $10,450,000 in reported revenues (the “Lower Target Revenue”) over the twelve consecutive months commencing April 1, 2009 and ending March 31, 2010 (the “Measuring Period”).  In the event that less than the Lower Target Revenue is realized during the twelve month Measuring Period, a pro-rata portion of the Make-Good Shares shall be distributed by the Escrow Agent to the holders of the Notes or Series A Preferred Stock sold in the Offering, at the rate of and based upon 0.4306 Make-Good Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the

Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue.

(d)           Any Make-Good Shares distributable to the holders of the Notes or Series A Preferred Stock from the escrow will be delivered by the Escrow Agent within ten business days after the final calculations with respect to the distribution of the Make Good Shares are made, and will be distributed to holders of the Notes or Series A Preferred Stock on a pro-rata basis by which the principal amount of Notes originally purchased by each holder in the Offering bears to the total principal amount of Notes sold in the Offering to all Unit holders.

(e)           Any Make-Good Shares not distributed to holders of Notes or Series A Preferred Stock holders will be returned by the Escrow Agent to the Management Shareholders at the same time as any such Make-Good Shares are distributed to holders of Notes or Series A Preferred Stock or as soon as practicable thereafter.

(f)           On the Closing Date, the Management Shareholders and the Escrow Agent shall enter into an escrow agreement on terms and conditions reasonably satisfactory to the parties thereto.

5.9           Boards of Directors.  At the Closing Date of the Share Exchange, subject only to the expiration of the applicable waiting period following the filing of Form 14f-1 under the 34 Act, the initial Board of Directors of each of Trestle and the MoqiZone Corporations shall initially consist of a minimum of three (3) and a maximum of five (5) persons, all of whom shall be Persons designated by the MoqiZone Cayman Shareholders.  In addition, as soon as practicable following the Closing Date, two (2) additional persons acceptable to the MoqiZone Cayman Shareholders shall be added as independent directors (as defined in the Sarbanes Oxley Act of 2002 or rules of the stock exchange on which Trestle trades, including a financial expert).  The initial Board of Directors of Trestle shall be the individuals set forth in the Memorandum.

5.10           Performance Warrants.  In the event that 120% of the consolidated audited net income of Trestle and its consolidated subsidiaries 24 months after the Closing of the Offering shall equal or exceed $21,560,000, the Management Shareholders shall be issued three year warrants to purchase up to 900,000 additional shares of Trestle Common Stock, exercisable at $1.80 per share (the “Performance Warrants”).  The terms and conditions of such Performance Warrants shall (except for the exercise price) be substantially identical to the Class B Warrants.

5.11           Required Audits and Form 8-K Report.  By not later than the Closing Date, the MoqiZone Cayman Shareholders shall have caused to have been delivered to Trestle (a) the Required Financial Statements referred to in Section 4.2(c) above, and (b) a definitive final draft of a Current Report on Form 8-K to include the Required Audits and all appropriate disclosures of the business, management, risk factors, capitalization and principal security holders of Trestle and its MoqiZone Corporations subsidiaries (after giving effect to the Share Exchange), as shall be required under the Securities Exchange Act of 1934, as amended (the “Form 8-K Report”).  Trestle shall cause the Current Report on Form 8-K to be filed with the SEC not later than four (4) Business Days after the Closing Date.  In connection with the foregoing, Trestle shall assist and cooperate with MoqiZone Cayman in complying with the covenants set forth in this Section 5.11.

5.12           Lock-up Agreements.                                           On the Closing Date of the Share Exchange, each of the MoqiZone Cayman Shareholders and the Trestle Principal Stockholder shall execute and deliver to Trestle the Lock-Up Agreements.

5.13           Stock Incentive Plan.   Following consummation of all of the transactions contemplated by Section 5.6 above, the board of directors of Trestle shall form a compensation committee of the board of directors which shall propose an incentive stock option or share purchase plan for key employees, directors, consultants and others providing services to Trestle and the MoqiZone Corporations, pursuant to which up to 1,500,000 shares of Trestle Common Stock shall be authorized for issuance upon such terms and conditions as shall be recommended by the compensation committee and approved by a majority of the members of the board of directors (the “Stock Incentive Plan”).  Such Stock Incentive Plan shall thereafter be submitted to the Trestle stockholders for approval.

5.14           Indemnification of Officers and Directors.       It is the intention of the Parties that Trestle and the MoqiZone Corporations shall indemnify its officers and directors to the fullest extent permitted by Delaware law, as applicable.  In such connection, the Parties agree not to amend the certificates of incorporation, articles or memoranda of organization or by-laws of Trestle or the MoqiZone Corporations if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of Trestle and the MoqiZone Corporations, as the same are set forth in the Trestle Certificate of Incorporation referred to in Section 5.6(b) above.

5.15           Voting Agreement.   On the Closing Date, those MoqiZone Cayman Shareholders who are not Management Shareholders and the Trestle Principal Stockholder will enter into a voting agreement with the Management Shareholders, pursuant to which each MoqiZone Cayman Shareholder who is not a Management Shareholder and the Trestle Principal Stockholder shall agree that for so long as such person(s) own of record any shares of Series B Preferred Stock or Common Stock, they will vote such shares at any regular or special meeting of Trestle stockholders or in connection with any written consents required of Trestle stockholders in the same manner as those Management Shareholders owning a majority of all Trestle voting securities held by the Management Shareholders as a group (the “Majority Management Shareholders”) vote their shares of Trestle Series B Preferred Stock or Trestle Common Stock, as the case may be.  Such voting agreement will be binding upon any transferee of such Trestle voting securities in a private transaction, but will terminate as to any shares of Trestle Common Stock that are publicly sold by a MoqiZone Cayman Shareholder who is not a Management Shareholder or the Trestle Principal Stockholder or their transferees pursuant to an effective registration statement or in connection with a Rule 144 brokers’ transaction.

5.16           Voting for Transactions.    By their execution and delivery of this Agreement, each of the Trestle Principal Stockholder and the MoqiZone Cayman Shareholders does hereby:

(a) consent to, and

(b) if a regular or special meeting of stockholders of Trestle shall be called or otherwise legally required, covenants and agrees to vote all of their shares of Trestle Class B Preferred Stock and/or Trestle Common Stock IN FAVOR of,

the Trestle Reverse Split and all of the other transactions contemplated by this Agreement and the Securities Purchase Agreement.

5.17           Expenses.                      It is understood and agreed that following the execution of this Agreement, any and all expenses with respect to any filings, documentation and related matters with respect to the consummation of the transactions contemplated hereby shall be the sole responsibility of MoqiZone
Cayman, and neither Trestle nor the Trestle Principal Stockholders shall be responsible for any such expenses or fees associated with such filings; provided, however, that the fees of legal counsel for Trestle shall be borne by Trestle.  Each of Trestle and the Trestle Selling Stockholders shall fully cooperate and execute all required documents as indicated.

5.17           Registration Rights.                                           As soon as practicable (but not later than 30 days) following consummation of the transactions contemplated by Section 5.6 of this Agreement, the MoqiZone Cayman Shareholders shall cause Trestle to file a registration statement with the Securities and Exchange Commission, to register for resale. all of the Conversion Shares and all of the Warrant Shares constituting Registrable Securities under the Registration Rights Agreement (Exhibit G to the Securities Purchase Agreement).

5.18           Specific Performance.

(a)           Each of the Parties hereto acknowledge and agree that the Offering and the sale of the Notes and Warrants described in the Memorandum and the Securities Purchase Agreement was predicated upon the consummation of the transactions contemplated by this Agreement and that the holders of the Notes and Warrants will have purchased such securities in reliance upon the fact that the the covenants and agreements set forth in Section 5.6 and elsewhere in the Securities Purchase Agreement would be achieved by not later than August 31, 2009.

(b)           Accordingly, each of MoqiZone Cayman and the MoqiZone Cayman Shareholders, on the one hand (the “MoqiZone Parties”) and Trestle and the Trestle Principal Stockholder, on the other hand (the “Trestle Parties”) do hereby acknowledge and agree that, absent only a material breach by the MoqiZone Parties or the Trestle Parties of their respective representations and warrants or the default or failure on the part of either of such Parties to perform any of their respective material covenants and agreements contained herein, the non-breaching or non-defaulting Parties would have no adequate remedy at law.  Accordingly, each of the MoqiZone Parties and the Trestle Parties do hereby agree that, in addition to any other remedies available to the such Parties at law or in equity, the non-breaching or non-defaulting Parties or their legal representative may seek and obtain from any federal or state court of competent jurisdiction in New York County, New York, specific performance of this Agreement.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for eighteen (18) months following the Closing.

SECTION 7. INDEMNIFICATION; DISPUTE RESOLUTION; NON-COMPETITION.

7.1           Indemnification by MoqiZone Cayman Shareholders.

(a)           From and after the Closing, the MoqiZone Cayman Shareholders shall indemnify and hold harmless Trestle, their respective security holders, directors, officers and employees, and the MoqiZone Corporations (collectively, the “Trestle Parties”) from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(i)           a breach by MoqiZone Cayman or the MoqiZone Cayman Shareholders of their representations and warranties contained herein, or

(ii)           the failure to perform or satisfy, when due, any of the covenants and agreements made by MoqiZone Cayman and the MoqiZone Cayman Shareholders in this Agreement or in any other document or certificate delivered by MoqiZone Cayman or the MoqiZone Cayman Shareholders at the Closing pursuant hereto.

(b)           Notwithstanding the foregoing, the indemnification obligations of MoqiZone Cayman and the MoqiZone Cayman Shareholders under Section 7.1(a)(i) above shall (i) as to each individual MoqiZone Cayman Shareholder be limited to the extent by which their respective ownership of MoqiZone Cayman Shares immediately prior to the Closing bears to each other, (ii) only arise if a claim for Damages shall be made in writing by one or more Trestle Parties to MoqiZone Cayman or the MoqiZone Cayman Shareholders by December 31, 2009, (iii) only be applicable to Damages incurred by Trestle Parties in excess of $150,000 (the “Indemnity Floor”), and (iv) not be applicable to Damages incurred by Trestle Parties which shall be in excess of $8.0 million (the “Indemnity Cap”).  There shall be no Indemnity Cap with respect to the matters contemplated by Section 7.1(a)(ii) above, and such indemnity obligations shall survive indefinitely.

(c)           The MoqiZone Cayman Shareholders may pay any indemnification amounts for which they may be liable under this Agreement, either in cash, or at the option of such MoqiZone Cayman Shareholder(s), by returning to the treasury of Trestle any of their shares of Series B Preferred Stock (valued at $1,000 per share) or any of their shares of Trestle Common Stock (valued at their then market value per share for such purposes).  Any payment made to any of Trestle Parties by the MoqiZone Cayman Shareholders pursuant to the indemnification obligations under this Section 7.1 shall constitute a reduction in value of the Share Exchange paid pursuant to this Agreement.

(d)           In the event that any claim for Damages shall be asserted against any of Trestle Parties for which the MoqiZone Cayman Shareholders is liable to indemnify against pursuant to this Section 7.1, the MoqiZone Cayman Shareholders shall have the sole right to conduct, at their expense, the defense of any and all such claims with counsel of his choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the Business or any other activities of any of Trestle Parties, or otherwise require any of Trestle Parties to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by the MoqiZone Cayman Shareholders without the prior written consent of the affected holders of a majority in interest of the Series A Preferred Stock.

7.2           Indemnification by Trestle.

From and after the Closing, Trestle shall indemnify and hold harmless the MoqiZone Cayman Shareholders and their Affiliates from and against any and all direct Damages finally awarded arising out of, resulting from or in any way related to:

(a)           a breach by Trestle of its representations and warranties contained herein, or

(b)           the failure to perform or satisfy, when due, any of the covenants and agreements made by Trestle in this Agreement or in any other document or certificate delivered by Trestle at the Closing pursuant hereto.

(c)           In the event that any claim for Damages shall be asserted against any of the MoqiZone Cayman Shareholders or their Affiliates for which Trestle is liable to indemnify against pursuant to this

Section 7.2, Trestle shall have the sole right to conduct, at its or their expense, the defense of any and all such claims with counsel of their choosing, and shall have the sole right to effect any financial settlement of any such claims for Damages; provided, however, that if any such settlement would result in any injunction or restrictions on the MoqiZone Corporations or their Affiliates, or otherwise require the MoqiZone Corporations or their Affiliates to pay any ongoing royalties or other payments to any Person, no such settlement may be effected by Trestle without the prior written consent of the MoqiZone Cayman Shareholders and the affected holders of a majority in interest of the Series A Preferred Stock.

7.3           Resolution of Disputes.      Except as otherwise provided in Section 5.18 above or in Section 7.4 below, any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York.  There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA.  The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction.   Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission.

7.4           Non-Competition, Non-Solicitation and Non-Disclosure.

(a)           General.  In order to induce Trestle to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Management Shareholders hereby acknowledges that he or it is a beneficiary of the Trestle shares of Common Stock and Series B Preferred Stock, and the Management Shareholders hereby jointly and severally covenants and agrees as follows:

(i)           Neither the Management Shareholders, nor any of their Affiliates (the “Management Shareholders Group”) shall for a period of five (5) years from and after the Closing Date,: (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in providing digital entertainment and the delivery of digital entertainment via last mile connectivity to Internet cafés in the People’s Republic of China (the “Business”); (B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which competes or plans to compete in any way with the Business; (C) utilize his or its special knowledge of the Business and her or his relationships with customers, suppliers and others to compete with the Business; provided, however, that nothing herein shall be deemed to prevent any one or more member of the Management Shareholders Group from acquiring through open market purchases or otherwise and owning, solely as a passive investment, less than five (5%) percent in the aggregate, as to all members of the of Management Shareholders Group, the equity securities of any class of any corporation or other entity engaged in the Business and doing business in the People’s Republic of China, so long as such member of the Management Shareholders Group is not an officer, director, employee of or consultant to such corporation or entity, or a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such corporation or entity.

The Management Shareholders Group acknowledges and agrees that the covenants provided for in this Section 7.4(a) are reasonable and necessary in terms of time, area and line of business to protect MoqiZone Corpoarations’ good will and trade secrets.  The Management Shareholders Group further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of each of Trestle and the MoqiZone Corporations, which include their interests in protecting their (x) valuable confidential business information, (y) intellectual property, (z) the PLA Authorization, (aa) relations with providers of digital internet games, and (bb) goodwill associated with the ongoing Business.  The Management Shareholders Group expressly authorizes the enforcement of the covenants provided for in this Section 7.4(a) by (A) Trestle, (B) MoqiZone Corporations, and (C) any holders of Notes or shares of Series A Preferred Stock of Trestle.  To the extent that the covenants provided for in this Section 7.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii)           The Management Shareholders Group shall not for a period of five (5) years from the Closing Date, directly or indirectly, for themselves or for any other person, firm, corporation, partnership, association or other entity (including the Management Shareholders Group), (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Business, unless such employee or former employee has not been employed by the Business for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Business, nor shall the Management Shareholders Group make known the names and addresses of such customers or any information relating in any manner to the Management Shareholders Group’s trade or business relationships with such customers.

(iii)           The Management Shareholders Group shall not at any time (except internally among the the Management Shareholders Group) divulge, communicate, use to the detriment of Trestle or the MoqiZone Corporations, or for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information pertaining to the Business.  Any confidential information or data now known or hereafter acquired by the Management Shareholders Group with respect to the Business shall be deemed a valuable, special and unique asset of Trestle and the MoqiZone Corporations and is received by the Management Shareholders Group in confidence and as a fiduciary, and the Management Shareholders Group shall remain a fiduciary to Trestle and the MoqiZone Corporations with respect to all of such information.

(b)           Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Management Shareholders Group of any or all of the covenants and agreements contained in this Section 7.4 may cause irreparable harm and damage to Trestle and the MoqiZone Corporations in a monetary amount which may be virtually impossible to ascertain.  As a result, the Management Shareholders Group recognizes and hereby acknowledges that Trestle and/or the MoqiZone Corporations or any holders of Notes or Series A preferred Stock acting on behalf of Trestle or the MoqiZone Corporations shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 7.4 by the Management Shareholders Group and/or their associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies Trestle or the MoqiZone Corporations may possess hereunder, at law or in equity.

SECTION 8.  MISCELLANEOUS

8.1           Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

8.2           Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

8.3           Assignment.  This Agreement is not assignable except by operation of law.

8.4           Notice.  Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows:

To: Trestle and the Trestle Principal Stockholder:

with a copy to:                                           Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York  10006
Attn: Marc Ross, Partner
(212) 930-9700
mross@srff.com

To: MoqiZone Cayman and the MoqiZone Cayman Shareholders:

MoqiZone Holdings Limited
_________________________
__________________________

Attn:  Lawrence Cheung, President and CEO
(___) ____-_____
email:  ___________________________

cc:                      Stephen A. Weiss, Esq.
Hodgson Russ, LLP
1540 Broadway,
24th Floor
New York, NY 10036
(212) 751-4300
email:  sweiss@hodgsonruss.com

Any notices required or permitted to be given under the terms hereof shall be (i) sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party or (ii) upon hand delivery by telex (with correct answer back received), telecopy, e-mail or facsimile (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received and shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

8.5           Legal Representation and Waiver of Conflicts.   By their execution of this Agreement, each of the Parties do hereby acknowledge that (a) Hodgson Russ LLP has acted as United States counsel to the MoqiZone Corporations and the MoqiZone Cayman Stockholders in connection with the Offering and preparation of the Memorandum, this Agreement, the Exhibits hereto and the Transactions contemplated hereby and thereby, but does not represent any of the other Parties or any of their Affiliates in connection with of the Memorandum, the Offering, this Agreement, the Exhibits hereto or any of the Transactions contemplated hereby or thereby; (b) Hodgson Russ LLP was introduced to the MoqiZone Corporations and the MoqiZone Cayman Stockholders by TriPoint Capital Advisors LLC (“TriPoint”) and its Affiliate TriPoint Global Equities, LLC, the Placement Agent in the Offering; and (c) Hodgson Russ LLP has represented and may hereafter represent as legal counsel TriPoint and the Placement Agent in other transactions, unrelated to the Transactions contemplated hereby.  By their execution of this Agreement, each of the Parties do hereby waive any actual or perceived conflict(s) of interest in connection with the prior, existing and any future business relationships between Hodgson Russ LLP, TriPoint and the Affiliates of TriPoint.  The Parties further acknowledge that (a) TriPoint Capital Advisors LLC and the Placement Agent have been independently represented by Leser Hunter Taubman & Taubman, that such law firm is the escrow agent for the Make-Good Shares, and that Louis Taubman, Esq. a member of such law firm is a principal equity owner of TriPoint and the Placement Agent.  The Parties further acknowledge that the MoqiZone Corporations and the MoqiZone Cayman Stockholders have been separately represented as to matters involving the laws of the People’s Republic of China by the Hun Kun Law Offices, Beijing, China.  The Hun Kun Law Offices was introduced to the MoqiZone Corporations and the MoqiZone Cayman Shareholders by Louis Taubman and such law firm has had and will continue to have business dealings with TriPoint and the Affiliates of TriPoint in matters unrelated to the transactions contemplated by this Agreement and the Securities Purchase Agreement.  Trestle and the Trestle Principal Stockholder have been independently represented by Sichenzia Ross Friedman Ference LLP in connection with this Agreement, the Memorandum, the Exhibits hereto and thereto and the Transactions contemplated hereby and thereby.  The law firm of Sichenzia Ross Friedman Ference LLP has had and may continue to have business dealings with TriPoint and the Affiliates of TriPoint in matters unrelated to the transactions contemplated by this Agreement and the Securities Purchase Agreement.  Each of the Parties do hereby acknowledge the foregoing and waive any actual or perceived conflict(s) of interest in connection with the prior, existing and any future business relationships between any of the aforesaid law firms and any of the Parties hereto or their affiliates.

8.6           Governing Law.  This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of New York, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

8.7           Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

8.8           Entire Agreement.  This Agreement (including the Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, written or oral, with respect hereof.

8.9           Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10           Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

8.11           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

8.12           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.13           Press Releases.  The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

[the balance of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first above written.

ATTEST:                                                                TRESTLE HOLDINGS, INC.
(a Delaware corporation)

_/s/ ERIC STOPPENHAGEN__                                            By: _/s/ ERIC STOPPENHAGEN______
_Eric Stoppenhagen, Secretary                                                                _Eric Stoppenhagen____, Interim President

ATTEST:                                                                           MKM CAPITAL OPPORTUNITY FUND LTD.

   By: ___/s/ DAVID SKRILOFF____________________
Name:    __David Skriloff__________________
Title:      __Portfolio Manager________________

ATTEST:                                                                MOQIZONE HOLDINGS LIMITED
(a Cayman Islands corporation)

______________________                                              By: ___/s/ LAWRENCE CHEUNG_____
Secretary                                                                                     Lawrence Cheung,
    President and CEO

MOQIZONE CAYMAN SHAREHOLDERS:

Management Shareholders:

___s/ LAWRENCE CHEUNG_______
LAWRENCE CHEUNG

Non-Management Shareholder:

TRIPOINT CAPITAL ADVISORS, LLC

By:____/s/ MARK ELENOWITZ____________________________
Name:  __Mark Elenowitz___________________
Title:    ___Managing Director__________________

SCHEDULE A

OWNERSHIP OF MOQIZONE CAYMAN SHARES AND EXCHANGE SHARES

Shareholder                                           MoqiZone Cayman Shares                                                      Exchange Shares                                           Trestle Common Stock

Lawrence Cheung                                           9,700,100 (90.30%)                                                      9,700.0 (90.30%)                                           9,700,100 (90.30%)
Zhang Xin Hua
Ling Yong
Ling Tao
Wang Yulin

TriPoint Capital
Advisors LLC                                              312,900 (2.91%)                                                          313.9 (2.91%)                                     312,900 (1.22%)

Ardent Capital
Advisors LLC                                               211,700 (1.97%)                                                          211.7 (1.97%)                                     211,700 (0.83%)

San Elijo Capital LLC                                               518,300 ( 4.83%)                                                          518.3 (4.83%)                                     518,300 (2.03%)